EXHIBIT 16.1


                     (LETTERHEAD OF MANTYLA MCREYNOLDS, LLC)


July 13, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE: FastFunds Financial Corporation, Inc.
    (Formerly known as Seven Ventures, Inc.)

We have read the statements that we understand FastFunds Financial Corporation, Inc. (Formerly known as Seven Ventures, Inc.) will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

/s/ Mantyla McReynolds, LLC

Mantyla McReynolds, LLC
Salt Lake City, UT